FOR IMMEDIATE RELEASE

             AUDIOVOX SIGNS LETTER OF INTENT TO ACQUIRE TERK TECHNOLOGIES CORP.

                  Pending transaction further enhances Audiovox's position
                          as a leading supplier of satellite radios

Hauppauge, NY, December 16, 2004 . . . Audiovox Corporation (NASDAQ: VOXX) today announced that it's subsidiary, Audiovox Electronics Corp. (AEC) has signed a letter of intent to acquire certain assets comprising the business of Terk Technologies Corp. ("Terk") for a purchase price of $13.6 million plus a debenture based on achieving future revenue targets.

Terk is a leading provider of satellite radio receivers and digital antenna products. The Company has an agreement in place to provide existing and develop future car stereo aftermarket products for XM. Some of the Terk's other products include TV and AM/FM antennas with an emphasis today on High Definition (HD) technology. The companies anticipate based on due diligence that Terk's Net Sales for the year ended December 31, 2004 will be approximately $50 million.

Commenting on the deal, John Shalam, Chairman, President and CEO of Audiovox Corporation stated, "The proposed acquisition of Terk marks our first transaction since the sale of our Wireless business to UTStarcom. Terk brings significant expertise in the specialized satellite radio industry, which we have identified as a fast growth high tech market and we believe it will serve to strengthen our position for future growth in that segment."

Patrick Lavelle, President and CEO of AEC stated, "This purchase is yet another step we are taking to further expand our portfolio of technology driven products. It is synergistic to our existing distribution channels as well as internal operations. We already enjoy a leading market position in satellite radio and with the addition of Terk, believe we have further strengthened that position."

In addition to the Terk branded products, Audiovox will also assume the exclusive distribution rights in the United States for Vogel's line of high end LCD and Plasma TV mounting systems. Lavelle further stated, "We are also excited about the potential of the Vogel line due to the projected growth of the flat panel market in the U.S."

The consummation of the purchase is subject to a number of conditions including completion of a definitive agreement and fulfilling due diligence and other terms and conditions customary or applicable to this transaction. The Company anticipates a closing by December 31, 2004 or shortly thereafter.

Shalam concluded, "We continue to evaluate additional business opportunities that can contribute to our company's growth. With a clean balance sheet, little debt and access to capital, Audiovox is well positioned to be a player in the M&A market and it is our intent to continue to pursue strategic acquisitions that will help grow both our top- and bottom-line results."

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Audiovox Signs Letter of Intent to Acquire Terk Technologies
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About Audiovox
Audiovox Corporation is a leading international distributor and value added service provider in the consumer electronics industry. The Company currently conducts its business through Audiovox Electronics Corporation (AEC), a wholly owned subsidiary. AEC is a recognized leader in the marketing of automotive entertainment, vehicle security and consumer electronics products. The company is number one in mobile video and places in the top ten of almost every category that it sells.

Among the lines marketed by AEC are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security, and consumer electronics products such as portable DVD players, flat-panel TV's, extended range two-way radios, multi media products like MP 3 players, and home and portable stereos. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, Jensen, Acoustic Research, Advent, Code Alarm and Prestige brands. For additional information, visit our web site at www.audiovox.com.

Safe-Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2003 and Form 10-Q for the fiscal 2004 third quarter ended August 31, 2004.


Company Contact:                         Public and Investor Relations Contact:
C. Michael Stoehr, SVP/CFO               Glenn Wiener
Audiovox Corporation                     GW Communications
(631) 231-7750                           (212) 786-6011 or gwiener@GWCco.com


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